HEI Exhibit 99

October 30, 2015

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7300
	Strategic Planning	E-mail: ir@hei.com
AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2015 EARNINGS
Net Income of $13.5 Million
American Continues to Deliver Solid Results as It Prepares for Spin-off

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income for the third quarter of 2015 of $13.5 million, compared to $12.9 million in the second (or linked) quarter of 2015 and $13.3 million in the third quarter of 2014.
“In the third quarter, we achieved solid revenue growth and healthy loan growth fueled by commercial real estate originations,” said Rich Wacker, president and chief executive officer of American. “We continue to see good opportunities to expand our relationships with our consumer and commercial customers, supported by favorable Hawaii economic conditions.
Third quarter 2015 net income was $0.6 million higher than the linked quarter primarily driven by (on an after-tax basis):

•	$1 million higher net interest income primarily driven by higher average interest-earning assets and favorable shift to higher yielding assets; and

•	$1 million higher noninterest income primarily due to the gain on sale of an American service center building vacated as part of our facilities consolidation plan; partially offset by

•	$1 million higher provision for loan losses primarily due to strong loan growth in the quarter; and

•	$1 million higher noninterest expense.
Compared to the third quarter of 2014, net income was higher by $0.2 million primarily driven by (on an after-tax basis):

_______________________
Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for American.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2015

•	$1 million higher net interest income in the third quarter of 2015 primarily due to higher average interest earnings assets; and

•	$2 million higher noninterest income primarily from the gain on sale of real estate and higher fee income on deposit liabilities and mortgage banking in the third quarter of 2015; offset by

•	$1 million higher provision for loan losses attributable to higher loan growth; and

•	$2 million higher noninterest expense in the third quarter of 2015 due primarily to higher pension and benefits expense.
Net interest income (pretax) was $47.8 million in the third quarter of 2015 compared to $46.6 million in the linked quarter of 2015 and $45.6 million in the prior year quarter. Net interest margin was 3.53% in the third quarter of 2015 compared to 3.52% in the linked quarter and 3.62% in the third quarter of 2014. Compared to the prior year quarter, the decline in net interest margin was largely attributable to lower yields on interest earning assets as loans continued to re-price down.
Provision for loan losses (pretax) was $3.0 million in the third quarter of 2015 compared to $1.8 million in the linked quarter of 2015 and $1.6 million in the third quarter of 2014. The higher provision in the third quarter of 2015 was mainly due to loan growth in the commercial real estate portfolio. The third quarter 2015 net charge-off ratio was 0.10%, compared to 0.11% in the linked quarter and 0.04% in the prior year quarter due to higher overall recoveries in the third quarter of 2014.
Noninterest income (pretax) was $18.5 million in the third quarter of 2015, compared to $16.4 million in the linked quarter and $15.2 million in the third quarter of 2014. The increase in noninterest income over both the linked quarter and the prior year quarter was mainly due to the $2 million gain on sale of real estate and higher deposit-related fee initiatives in the third quarter of 2015.
Noninterest expense (pretax) was $42.4 million in the third quarter of 2015, compared to $41.5 million in the linked quarter and $38.7 million in the third quarter of 2014. Noninterest expense was $0.9 million higher compared to the linked quarter primarily due to higher medical benefits and other expense. Noninterest expense was $3.7 million higher than the prior year quarter primarily due to higher medical and pension benefits expense.
Total loans were $4.5 billion at September 30, 2015, an increase of $78 million and $101 million in the third quarter and year-to-date 2015, respectively. Year-to-date annualized loan growth was 3%.
Total deposits were $4.8 billion at September 30, 2015, an increase of $23 million and $203 million in the third quarter and year-to-date 2015, respectively, primarily driven by the 5% year-to-date annualized increase in low-cost core deposits. Average cost of funds remained low at 0.22% for the third quarter of 2015, unchanged compared to the linked quarter and just below the prior year quarter of 0.23%.
American’s return on average equity was 9.7% for the third quarter of 2015, compared to 9.4% in the linked quarter and 9.9% in the third quarter of last year. Return on average assets was 0.92% for the

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2015

third quarter of 2015, compared to 0.89% for the linked quarter and 0.98% in the same quarter last year. American’s solid results enabled it to pay a dividend of $7.5 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 8.8% and total capital ratio of 13.4% at September 30, 2015.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2015 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2015 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2015.
HEI plans to announce its third quarter 2015 consolidated financial results on Thursday, November 5, 2015, and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2015 EPS guidance on Thursday, November 5, 2015, at 12:00 noon Hawaii time (5:00 p.m. Eastern time). Interested parties may listen to the conference call by dialing (888) 311-8190 and entering passcode: 22822426. International parties may listen to the conference call by calling the following toll free number, (330) 863-3378 and entering passcode: 22822426. The event can also be accessed through HEI’s website at www.hei.com under the heading “Investor Relations.” HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information which will be included in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the webcast will be available at the same website beginning about two hours after the event. Audio replays of the teleconference will also be available approximately two hours after the event through November 19, 2015, by dialing (855) 859-2056 or (404) 537-3406 and entering passcode: 22822426.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2015

HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2014, HEI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	2015	2014
Interest and dividend income
Interest and fees on loans	$46,413	$46,035	$45,532	$137,646	$133,065
Interest and dividends on investment securities	4,213	3,306	2,773	10,570	8,758
Total interest and dividend income	50,626	49,341	48,305	148,216	141,823
Interest expense
Interest on deposit liabilities	1,355	1,266	1,312	3,881	3,774
Interest on other borrowings	1,515	1,487	1,438	4,468	4,263
Total interest expense	2,870	2,753	2,750	8,349	8,037
Net interest income	47,756	46,588	45,555	139,867	133,786
Provision for loan losses	2,997	1,825	1,550	5,436	3,566
Net interest income after provision for loan losses	44,759	44,763	44,005	134,431	130,220
Noninterest income
Fees from other financial services	5,639	5,550	5,642	16,544	15,987
Fee income on deposit liabilities	5,883	5,424	5,109	16,622	14,175
Fee income on other financial products	2,096	2,103	1,971	6,088	6,325
Bank-owned life insurance	1,021	1,058	1,000	3,062	2,945
Mortgage banking income	1,437	2,068	875	5,327	1,749
Gains on sale of investment securities	—	—	—	—	2,847
Other income, net	2,389	239	634	3,363	1,920
Total noninterest income	18,465	16,442	15,231	51,006	45,948
Noninterest expense
Compensation and employee benefits	22,728	22,319	19,892	66,813	60,050
Occupancy	4,128	4,009	4,517	12,250	12,959
Data processing	3,032	2,953	2,684	9,101	8,715
Services	2,556	2,833	2,580	7,730	7,708
Equipment	1,608	1,690	1,672	4,999	4,926
Office supplies, printing and postage	1,511	1,303	1,415	4,297	4,487
Marketing	934	844	948	2,619	2,690
FDIC insurance	809	773	840	2,393	2,441
Other expense	5,116	4,755	4,182	14,076	11,198
Total noninterest expense	42,422	41,479	38,730	124,278	115,174
Income before income taxes	20,802	19,726	20,506	61,159	60,994
Income taxes	7,351	6,875	7,253	21,382	21,806
Net income	$13,451	$12,851	$13,253	$39,777	$39,188
Comprehensive income	$17,678	$9,544	$11,804	$44,540	$41,521
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.92	0.89	0.98	0.92	0.97
Return on average equity	9.73	9.38	9.88	9.69	9.83
Return on average tangible common equity	11.43	11.04	11.67	11.40	11.63
Net interest margin	3.53	3.52	3.62	3.52	3.60
Net charge-offs to average loans outstanding	0.10	0.11	0.04	0.08	0.01
As of period end
Nonperforming assets to loans outstanding and real estate owned *	1.00	0.70	0.88
Allowance for loan losses to loans outstanding	1.06	1.04	1.00
Tangible common equity to tangible assets	8.23	8.16	8.48
Tier-1 leverage ratio *	8.8	8.8	9.1
Total capital ratio *	13.4	13.5	12.6
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$7.5	$7.5	$8.8
* Regulatory basis. Capital ratios as of September 30, 2015 and June 30, 2015 calculated under Basel III rules, which became effective January 1, 2015.
Prior period financial statements reflect the retrospective application of Accounting Standards Update (ASU) No. 2014-01, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects,” which was adopted as of January 1, 2015 and did not have a material impact on ASB’s financial condition or results of operations.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2014, ASB Hawaii, Inc.'s Form 10 filed with the SEC on March 30, 2015 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

	September 30, 2015		December 31, 2014
(in thousands)
Assets
Cash and due from banks		$103,934		$107,233
Interest-bearing deposits		73,041		54,230
Available-for-sale investment securities, at fair value		785,837		550,394
Stock in Federal Home Loan Bank, at cost		10,678		69,302
Loans receivable held for investment		4,535,404		4,434,651
Allowance for loan losses		(48,274)		(45,618)
Net loans		4,487,130		4,389,033
Loans held for sale, at lower of cost or fair value		5,598		8,424
Other		307,089		305,416
Goodwill		82,190		82,190
Total assets		$5,855,497		$5,566,222
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,422,843		$1,342,794
Deposit liabilities–interest-bearing		3,403,111		3,280,621
Other borrowings		368,593		290,656
Other		103,553		118,363
Total liabilities		5,298,100		5,032,434
Common stock		1		1
Additional paid in capital		339,980		338,411
Retained earnings		229,211		211,934
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains on securities	$4,070		$462
Retirement benefit plans	(15,865)	(11,795)	(17,020)	(16,558)
Total shareholder’s equity		557,397		533,788
Total liabilities and shareholder’s equity		$5,855,497		$5,566,222

Prior period financial statements reflect the retrospective application of Accounting Standards Update (ASU) No. 2014-01, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects,” which was adopted as of January 1, 2015 and did not have a material impact on ASB’s financial condition or results of operations.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2014, ASB Hawaii, Inc.'s Form 10 filed with the SEC on March 30, 2015 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 (when filed), as updated by SEC Forms 8-K.

6